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                                  EXHIBIT 21.1

                               SUBSIDIARIES OF ACL


     American Commercial Barge Line LLC
     American Commercial Lines International LLC
     American Commercial Terminals LLC
     American Commercial Terminals - Memphis LLC
     ACBL Argentina, Ltd.
     ACBL Castle Harbour Ltd.
     ACBL de Venezuela, C.A.
     ACBL Hidrovias S.A.
     ACBL Hidrovias, Ltd.
     ACBL Venezuela, Ltd.
     ACL Capital Corp.
     ACL Venezuela, Ltd.
     Bolivar Terminal Company
     Breen TAS LLC
     Bullard TAS LLC
     Garven, C.A.
     Houston Fleet LLC
     Jeffboat LLC
     Jeffco, Ltd.
     Lemont Harbor & Fleeting Services LLC
     Louisiana Dock Company LLC
     Global Materials Services LLC
     Orinoco TASA LLC
     Orinoco TASV LLC
     River Terminal Properties LP
     Shelton TAS LLC
     Venco, Ltd.
     Waterway Communications System LLC


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